Exhibit 99.2

Outset Medical Names Nabeel Ahmed as Chief Financial Officer

San Jose, CA – August 5, 2021 -- Outset Medical, Inc. (Nasdaq: OM) (“Outset”), a medical technology company pioneering a first-of-its-kind technology to reduce the cost and complexity of dialysis, today announced that Nabeel Ahmed, currently serving as Outset’s Interim Chief Financial Officer, has transitioned to the permanent role of Chief Financial Officer, effective immediately.

“Nabeel’s extensive experience across a variety of finance roles and his tenure as a leader at Outset give me great confidence in his ability to lead as Chief Financial Officer,” said Leslie Trigg, President and Chief Executive Officer. “I look forward to working closely with him as a member of the executive team as we continue to execute on our mission while delivering meaningful shareholder and stakeholder value.”

“I am thrilled to step into this role at such an exciting time for Outset,” said Nabeel Ahmed, Chief Financial Officer. “Our team, technology, and growth potential position us uniquely and I look forward to working toward continued success as we further scale commercially and operationally.”

Nabeel joined Outset in May 2020 as the company’s Vice President, Controller and has served as Interim Chief Financial Officer since July 16, 2021. Prior to joining the company, Nabeel served as Vice President, Finance at 8x8, Inc. (NYSE: EGHT), a communications platform provider and as Vice President, Finance at Vocera Communications, Inc. (NYSE: VCRA). Previously, he held various leadership positions in accounting and finance, including as CFO of Wanderful Media as well as CFO of MarketTools, Inc. Earlier in his career, Nabeel held various positions of increasing responsibility at Ernst & Young LLP and eBay, Inc. (NASDAQ: EBAY). Mr. Ahmed holds a Bachelor of Commerce from Laurentian University and an MBA from The Wharton School, University of Pennsylvania.

About Outset Medical, Inc.

Outset is a medical technology company pioneering a first-of-its-kind technology to reduce the cost and complexity of dialysis. The Tablo Hemodialysis System, FDA cleared for use from the hospital to the home, represents a significant technological advancement that transforms the dialysis experience for patients and operationally simplifies it for providers. Tablo serves as a single enterprise solution that can be utilized across the continuum of care, allowing dialysis to be delivered anytime, anywhere and by anyone. The integration of water purification and on-demand dialysate production enables Tablo to serve as a dialysis clinic on wheels, with 2-way wireless data transmission and a proprietary data analytics platform powering a new holistic approach to dialysis care. Tablo is a registered trademark of Outset Medical, Inc.

Contact

Lynn Lewis or Brian Johnston

Gilmartin Group

investors@outsetmedical.com